Exhibit 99.1

May 13, 2005

Press Release

The Cronos Group Announces Results for First Quarter 2005

San Francisco – Business Wire – May 13, 2005—The Cronos Group (Nasdaq: CRNS) today reported net income of $3.6 million, or $0.46 per diluted share, for the quarter ended March 31, 2005, compared to $789,000, or $0.10 per diluted share, for the corresponding period in 2004.

Net income for the first quarter of 2005 included $2.1 million, or $0.27 per diluted share, of non-operating items comprising a gain of $1.3 million that was recorded on the receipt of amounts owed by a former chairman and CEO of the Company, and $0.8 million that was recognized on the recovery of an amount payable to a managed container program.

Total revenues for the first quarter of 2005 were $36.5 million compared to $34.0 million for the same period in the prior year. Gross lease revenue for the first quarter of 2005 was $3.1 million higher than in the corresponding period of 2004 reflecting an 8% increase in the size of the Company’s container fleet and strong utilization levels for all product types. Utilization of the Company’s combined container fleet was 93% at March 31, 2005, compared to 90% at March 31, 2004.

Total expenses for the first quarter of 2005 were $33.1 million, compared with $33.4 million for the comparable period in 2004. Direct operating expenses for the first quarter of 2005 declined by $2.5 million when compared to the same period in 2004 due primarily to reductions in off-hire container inventories. Payments to managed container programs increased by $2.8 million in the first quarter when compared to the same quarter in 2004, due to the improved performance of each of the managed segments.

Cronos purchased $40 million of new container equipment for its owned and managed fleets in the first quarter of 2005.

Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 447,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of over 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices using state-of-the-art information technology.

This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s Common shares, see the Introductory Note in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC on March 22, 2005.

This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com.

Contact:
Elinor A. Wexler
Vice President-Investor Relations
(415) 677-8990
ir@cronos.com

The Cronos Group

Condensed Unaudited Consolidated Statements of Income

	Three Months Ended
	March 31,
	2005	2004
Gross lease revenue	$34,004	$30,903
Equipment trading revenue	135	2,576
Commissions, fees and other income:
- Related parties	187	223
- Unrelated parties	875	334
Gain on settlement of litigation	1,333	—

Total revenues	36,534	34,036

Direct operating expenses	4,552	7,008
Payments to Managed Container Programs:
- Related parties	8,188	6,490
- Unrelated parties	9,069	7,952
Equipment trading expenses	127	2,296
Depreciation and amortization	4,592	4,294
Selling, general and administrative expenses	5,793	4,242
Interest expense	1,521	1,154
Recovery of amount payable to a Managed Container Program	(703)	—

Total expenses	33,139	33,436

Income before income taxes and equity in earnings of affiliate	3,395	600
Income taxes	(509)	(343)
Equity in earnings of unconsolidated affiliate	743	532

Net income	3,629	789
Other comprehensive income (loss):
- change in fair value of forward exchange contracts, net of tax	—	271
- change in fair value of derivatives held by affiliate, net of tax	619	(237)

Comprehensive income	$4,248	$823

Basic net income per common share	$0.50	$0.11

Diluted net income per common share	$0.46	$0.10

The Cronos Group

Condensed Unaudited Consolidated Balance Sheets

	March 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$11,340	$17,579
Restricted cash	1,073	1,489
Amounts due from lessees, net	25,712	25,136
Amounts receivable from Managed Container Programs	2,559	3,386
New container equipment for resale	26,339	17,116
Net investment in direct financing leases	8,293	7,382
Investments in unconsolidated affiliates	17,379	15,364
Container equipment, net	168,298	166,584
Other equipment, net	1,015	963
Goodwill, net	11,038	11,038
Other intangible assets, net	486	533
Related party loan receivable	—	1,280
Other assets	3,386	3,899

Total assets	276,918	$271,749

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	$22,686	$22,034
Amounts payable to container manufacturers	37,286	27,838
Direct operating expense payables and accruals	4,076	5,592
Other amounts payable and accrued expenses	6,097	8,810
Debt and capital lease obligations	121,989	127,953
Current and deferred income taxes	3,417	3,238
Deferred income and unamortized acquisition fees	6,684	5,925

Total liabilities	202,235	201,390

Shareholders’ equity
Common shares issued (7,398,602; 7,381,349 shares)	14,797	14,763
Additional paid-in capital	45,400	45,358
Common shares held in treasury (112,000 shares)	(297)	(297)
Accumulated other comprehensive income	849	230
Restricted retained earnings	1,832	1,832
Retained earnings	12,102	8,473

Total shareholders’ equity	74,683	70,359

Total liabilities and shareholders’ equity	$276,918	$271,749